Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Contact: Jon S. Pilarski

SKYLINE CORPORATION TO REMAIN AN INDEPENDENT COMPANY

•	Sale of Company at This Time Will Not Maximize Shareholder Value

•	Company Appoints Its First Independent Chairman

ELKHART, INDIANA – FEBRUARY 5, 2015 – Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Company”) announced today that its Board of Directors (the “Board”) has unanimously approved a recommendation of the Special Committee of the Board that Skyline remain an independent company focused on its plan to build long-term shareholder value.

“As a Special Committee, we carefully considered several strategic options and concluded for a variety of reasons that remaining independent represents the best opportunity to maximize long-term value for our shareholders. “As part of our analysis, we investigated and evaluated several indications of interest from third parties to acquire the Company or certain of its assets,” said John C. Firth, Chairman of the Special Committee. “Ultimately, we concluded that a sale of the Company at this time is not likely to bring a price that represents the intrinsic value of the Company.” Firth concluded, “Selling the Company at a low price, at a time when we are continuing to see positive results in our core manufactured housing business, including a 29% increase in net sales from continuing operations in the first half of fiscal 2015 versus the first half of fiscal 2014, simply does not align with our duty to maximize value for the Company’s shareholders or our desire to act in the best interests of the Company’s other stakeholders.”

In reaching the recommendation to remain independent, the Special Committee explored the availability of market-priced debt capital to support Skyline’s strategic plan. Based on advanced discussions with potential lenders, the Board expects that the Company will enter into a $10 Million credit facility in the next 60 days.

The Company also announced that the Board has unanimously approved all of the other recommendations of the Special Committee, which recommendations are focused on enhancing Skyline’s governance structure and the accountability of management for the results of the Company’s operations. In this regard, the Board has implemented the recommendation that the Company should at all times have an independent Chairman of the Board. The Chairman will be the Company’s highest-ranking position and will be charged with, among other duties, leading the Board’s oversight of management’s execution of the Company’s strategic plan. John Firth was appointed as the Company’s first independent Chairman. Firth, 57, currently serves as President and as a Director of Quality Dining, Inc., which operates over 200 restaurants in seven states and employs approximately 7,500 people. From March 1994 through April 2005, Quality Dining’s shares were traded on NASDAQ. Prior to being named President, Mr. Firth served in a variety of capacities at Quality Dining including Executive Vice President, Principal Financial Officer and General Counsel. Before joining Quality Dining, he was a partner in the law firm of Sopko & Firth in South Bend, Indiana. He has served on the Board of Directors of Skyline since 2006.

About Skyline Corporation

Skyline Corporation designs, produces and markets manufactured housing, modular housing and park models to independent dealers and manufactured housing communities located throughout the United States and Canada. The Company has nine manufacturing facilities in eight states.

Skyline Corporation was originally incorporated in Indiana in 1959, as successor to a business founded in 1951, and is one of the largest producers of manufactured and modular housing in the United States. For more information, visit www.skylinecorp.com.

Forward-Looking Statements

This press release contains statements regarding our strategic direction and our projected financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements regarding our intention to remain an independent company and the expected benefits to be realized as a result of such decision. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied in this press release. Such risk factors include those related to: consumer confidence and economic uncertainty, availability of wholesale and retail financing, the health of the U.S. housing market as a whole, federal, state and local regulations pertaining to the manufactured housing industry, the cyclical nature of the housing and park model industries, general or seasonal weather conditions affecting sales, potential impact of natural disasters on sales and raw material costs, potential periodic inventory adjustments by independent retailers, interest rate levels, impact of inflation, impact of rising fuel costs, cost of labor and raw materials, competitive pressures on pricing and promotional costs, catastrophic events impacting insurance costs, and the availability of insurance coverage for various risks to the Company. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended May 31, 2014.